EXHIBIT 5.1

January 22, 2013

Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219

Ladies and Gentlemen:

We have acted as counsel for Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $200,000,000 (the “Units”), pursuant to that certain Equity Distribution Agreement dated January 22, 2013 (the “Distribution Agreement”) between the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Partnership, Energy Transfer Partners GP, L.P., the general partner of the Partnership (the “General Partner”), and Energy Transfer Partners, L.L.C., the general partner of the General Partner (“ETP LLC”); (ii) the Registration Statement on Form S-3 (Registration No. 333-183388) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated January 22, 2013 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Managers of the general partner of the General Partner dated August 15, 2012 and the pricing committee thereof dated January 18, 2013; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.
Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued and delivered against payment therefor as provided in the Distribution Agreement, will be validly issued, fully paid and non-assessable (except as nonassessability may be affected by certain provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).
The foregoing opinion is limited to the Delaware Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.